Fairbanks Capital Corp.

Management's Assertion on Compliance with the Minimum Servicing

Standards Set Forth in the Uniform Single Attestation Program for

Mortgage Bankers

Report of Management

We, as members of management of Fairbanks Capital Corp. (the "Company"), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). We are responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Bank's compliance with minimum servicing standards as set forth in the USAP as of December 31, 2002 and for the year ended. Based on this evaluation, we assert that during the year ended December 31, 2002; the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for the same period, the Bank had in effect a fidelity bond in the amount of $38,000,000 and an errors and omissions policy in the amount of $10,000,000.

Thomas D. Basmajian

Thomas D. Basmajian

Chief Executive Officer

Anthony O'Boyle Barne

Anthony O'Boyle Barne

Executive Vice President and

Chief Financial Officer

Barbara K. Wing

Barbara K. Wing

Senior Vice President and

Controller

January 20, 2003

3815 South West Temple Salt Lake City, Utah 84115-4412

P.O. Box 65250 Salt Lake City, Utah 84165-0250

Telephone (801) 293-1883 Fax (801) 293-1297